EXHIBIT 3.1
STURM, RUGER & COMPANY, INC.
BY-LAW AMENDMENTS
ARTICLE 3.
Section 4. Regular Meetings.
     A regular meeting of the Board of Directors shall be held without other notice than this by-law immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of additional regular meetings without other notice than such resolution. Non-management Directors will meet in regularly scheduled executive sessions outside the presence of management Directors in accordance with the rules of the New York Stock Exchange for the purpose of full and frank discussion of the Company’s affairs. An executive session will generally be held as part of each regularly scheduled Board meeting.
ARTICLE 4.
Section 5. Chairman of the Board, Vice Chairman, President and Chief Executive Officer.
     The Chairman of the Board shall be an independent, non-management Director, shall preside at all meetings of the stockholders and Directors, including the executive sessions of non-management Directors, and shall have such other powers and perform such other duties as may be prescribed from time to time by the Board. An independent, non-management director shall be elected as Lead Director by the non-management Directors, and shall preside at meetings of the stockholders and Directors in the absence or disability of the Chairman of the Board and shall have such other duties as may be prescribed from time to time by the Board. The Vice Chairman of the Board, if one is elected, shall have such duties as may be prescribed from time to time by the Board. The President shall be the chief executive officer of the corporation, unless a separate Chief Executive Officer has been so designated by the Board, in which case the President shall be the chief operating officer of the Corporation. The President, or if a separate Chief Executive Officer is designated by the Board, the Chief Executive Officer, shall have general supervision and direction of the business of the corporation, shall have all the general powers and duties usually vested in the chief executive officer of a corporation, shall see that all orders and resolutions of the Board are carried into effect and shall have such other powers and perform such other duties as may be prescribed from time to time by the Board. If a separate Chief Executive Officer is designated by the Board, the President shall have general supervision and direction of the day-to-day operations of the corporation subject to the Chief Executive Officer and shall have all the general powers and duties usually vested in the chief operating officer of a corporation.